UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 1, 2016

Exactus, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	27-1085858
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4870 Sadler Rd, Suite 300, Glen Allen, VA 23060
(Address of principal executive offices)

(804) 205-5036
(Issuer’s telephone number)

____________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2016, Exactus, Inc. (the “Company”) appointed James R. Erickson, Ph.D, as Chief Business Officer of the Company, effective December 5, 2016. In this capacity he will function as the principal operating officer of the Company. Prior to joining the Company, Dr. Erickson, age 54, served as a Senior Transaction Advisor at Ferghana Partners, a healthcare investment bank focusing on financings, M&A and corporate partnering in the diagnostic and therapeutic sectors, a position he held since October 2013. Previously, Dr. Erickson served as Chief Executive Officer of BayPoint Biosystems, Inc., a proteomic company focused on commercializing diagnostics/research tools-oriented technology from the M.D. Anderson Cancer Center, from December 2005 to August 2013.

In connection with this appointment, the Company entered into an employment agreement with Dr. Erickson, dated December 1, 2016 (the “Employment Agreement”), which provides for his service as Chief Business Officer of the Company. Dr. Erickson’s employment will continue until it is otherwise terminated by either party pursuant to the terms of the Employment Agreement. The Employment Agreement may be terminated by the Company without “Cause” upon three months’ advance written notice, or for “Cause”, and by Dr. Erickson without “Good Reason” or for “Good Reason” (as those terms are defined in the Employment Agreement).

Dr. Erickson will receive an initial limited annual base salary of $125,000 (the “Limited Salary”) from December 5, 2016 until the Company has brought in an aggregate of $5 million in financing, whether through the sale of securities or otherwise (the “Limited Salary Period”). At the conclusion of the Limited Salary Period, Dr. Erickson will receive an annual base salary of $250,000 (the “Base Salary”). Dr. Erickson is eligible to earn an annual performance bonus equal to up to 55% of his Limited Salary or Base Salary, based upon performance criteria set by the Board of Directors in its sole discretion on an annual basis. The agreement provides for the grant of stock options for 1,000,000 shares of the Company’s common stock, half of which will vest on December 31, 2017, or immediately upon the establishment of a stock option plan in 2017. The other half will vest monthly on the first day of each subsequent month, commencing January 1, 2018, at a rate of 1/36 of the total number of remaining shares per month. Pursuant to the terms of the Employment Agreement, vesting will be accelerated following a termination or Change in Control (as defined in the Employment Agreement). Dr. Erickson will be entitled to participate in all employee benefit plans for which he is eligible, including health and dental insurance, life and disability insurance, and all other employee benefit plans effected for employees of the Company generally pursuant to the Employment Agreement.

If the Company terminates Dr. Erickson’s employment for Cause, as provided by the Employment Agreement, he will be entitled to receive the Initial Salary or Base Salary or bonus earned and unpaid through the date of termination. In the event the Company terminates Dr. Erickson’s employment without Cause or Dr. Erickson terminates his employment for Good Reason, as provided in the Employment Agreement, Dr. Erickson will be entitled to receive (i) a payment in the amount of his Base Salary or Limited Salary (whichever is applicable) for the greater of six months or the number of full months between December 5, 2016 and date of termination up to a maximum of twelve months (the “Severance Period”), (ii) continuation of his benefits (to the extent authorized by COBRA) on a monthly basis for the Severance Period; and (iii) accelerated vesting of any stock options subject to vesting with respect to the number of shares that would have vested during the Severance Period if Dr. Erickson had remained employed by the Company during such time. In the event that the Company terminates Dr. Erickson’s employment without Cause, or by the Executive for Good Reason, within six months following a Change in Control of the Company, pursuant to the terms of the Employment Agreement, Dr. Erickson will be entitled to receive (i) payment in the amount of his Base Salary or Limited Salary (whichever is applicable) for twelve months, (ii) continuation of his benefits for twelve months (to the extent authorized by and consistent with COBRA), (iii) accelerated vesting of any stock options subject to vesting with respect to the number of shares that would have vested during the Severance Period if Dr. Erickson had remained employed by the Company during such time, and (iv) any pro-rated bonus portions which the Board of Directors, at its sole discretion, determines had been earned by Dr. Erickson, which will be in lieu of any benefits to which Dr. Erickson is otherwise entitled.

The agreement also includes covenants relating to non-disclosure of confidential information and non-competition, non-solicitation, non-interference with customers, and non-hiring of employees for a period of one year following termination of employment.

A copy of Dr. Erickson’s agreement is attached as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.

The Company issued a press release announcing the appointment on December 7, 2016. The press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01            Financial Statements and Exhibits

(d)
Exhibits.

Exhibit No.	Description

10.1	Employment Agreement of James R. Erickson, effective as of December 1, 2016

99.1	Press release issued by Exactus, Inc. dated December 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exactus, Inc.
Dated: December 8, 2016	/s/ Philip J. Young
Philip J. Young CEO

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement of James R. Erickson, effective as of December 1, 2016

99.1	Press release issued by Exactus, Inc. dated December 7, 2016